Exhibit (h)(11)

May 24, 2013

Each of the Borrowers listed

    on Appendix I hereto

c/o Highland Capital Management Fund Advisors, L.P.

200 Crescent Court, Suite 700

Dallas, Texas 75201

RE: $25,000,000 Committed Line of Credit

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has previously made available a $25,000,000 committed unsecured revolving line of credit to Pyxis Funds I (now Highland Funds I), a Delaware statutory trust registered under the Investment Company Act (the “Existing Borrower”), on behalf of itself and Pyxis/iBoxx Senior Loan ETF (now Highland/iBoxx Senior Loan ETF) (the “Existing Fund”), pursuant to that certain loan agreement dated November 2, 2012 by and between the Existing Borrower and the Bank (the “Existing Loan Agreement”). Obligations of the Existing Borrower, on behalf of the Existing Fund comprising a series thereof, with respect to loans made under the Existing Loan Agreement are evidenced by a promissory note in the original principal amount of $25,000,000 dated as of November 2, 2012 (the “Existing Note”).

The parties hereto have agreed to amend and restate the Existing Loan Agreement in its entirety as set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Bank is pleased to make available a $25,000,000 committed unsecured revolving line of credit (the “Committed Line”) on a several basis to each of the investment companies registered under the Investment Company Act listed on Appendix I attached hereto (each, a “Borrower”), each acting on its own behalf and its respective fund series, as specified from time to time on Appendix I hereto, (each such series, a “Fund”) on the following terms and conditions

I. Committed Line

1. Term. The Committed Line shall commence on the date hereof and expire May 23, 2014 (the “Expiration Date”), unless extended in the discretion of the Bank or, with respect to any Fund, terminated by the Borrower on behalf of such Fund as provided herein. A Borrower, on behalf of a Fund, may terminate the Committed Line with respect to such Fund upon three (3) days prior written notice and payment of all outstanding principal, interest, fees, costs, expenses and other amounts owing by such Fund to the Bank hereunder on the effective date of termination.

2. Notice and Manner of Borrowings. Subject to the terms and conditions hereof, the Bank shall make revolving loans to a Borrower, on behalf of any Fund, under the Committed Line (each such loan, a “Loan”) up to a maximum aggregate principal amount outstanding at any

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one time equal to the Committed Line Amount; provided that, in each case after giving effect to the requested Loan, (i) the aggregate outstanding Indebtedness for borrowed money of such Fund (including the aggregate principal amount of all Loans outstanding to such Fund) shall not exceed the Maximum Amount applicable to such Fund, (ii) the aggregate principal amount of Loans outstanding to such Fund hereunder shall not exceed the Committed Line Amount, and (iii) the aggregate principal amount of Loans outstanding to all Borrowers on behalf of all Funds hereunder shall not exceed the Committed Line Amount. Each request for a Loan hereunder, shall be made in writing by any Borrower, on behalf of a Fund, by delivering a completed loan request in the form of Exhibit B attached hereto and such other information or documentation as the Bank may reasonably request. Each such Loan request shall be made by any Borrower, on behalf of a Fund, and received by the Bank not later than 3:00 p.m., Boston time, on the Business Day on which such Loan is to be made. Each Loan request hereunder shall be deemed to be a confirmation by the applicable Borrower, on behalf of the applicable Fund, that no Default or Event of Default has occurred and is continuing hereunder with respect to such Borrower or such Fund, that the representations and warranties of the Borrower, on behalf of such Fund, described below remain true and correct, and that no borrowing limitations or restrictions applicable to such Fund or the Committed Line (including those set forth provisos above in this Section) will be exceeded after giving effect to the requested Loan, each of which shall be a precondition to the making of any Loan hereunder.

3. Evidence of Indebtedness. All Loans will be evidenced by a promissory note in the form attached hereto as Exhibit A executed by each of the Borrowers (as amended, restated, extended, replaced or otherwise modified and in effect from time to time, the “Note”). Each Borrower, on behalf of its respective Funds, hereby authorizes the Bank to record each Loan and the corresponding information on the schedule forming part of the Note, and, absent manifest error, this record shall govern and control. The failure by the Bank to record, or any error in so recording, any such amount on the Bank’s books and records, such schedule, or any other record maintained by the Bank, shall not limit or otherwise affect the obligation of each of the Borrowers, on behalf of its respective Funds, to make payments of principal of and interest on each Loan as provided herein and in the Note.

4. Interest Rate. Principal on each outstanding Loan shall bear interest at a daily fluctuating rate per annum equal to the Applicable Rate plus one and one quarter of one percent (1.25%), which rate shall be subject to change from time to time as and when the Applicable Rate changes. Interest on each Loan shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Following and during the continuance of a Default or an Event of Default hereunder with respect to a Fund, unpaid principal on any Loan to such Fund, and to the extent permitted by applicable law, unpaid interest on any Loan to such Fund, shall thereafter bear interest, compounded monthly and payable on demand, until paid in full (after as well as before judgment) at a rate per annum equal to two percent (2%) above the rate otherwise applicable to such Loan hereunder.

5. Payments and Prepayments; Recourse. (a) Each of the Borrowers, on behalf of its respective Funds, hereby promises to pay accrued interest on all Loans monthly in arrears on the first day of each calendar month for the immediately preceding calendar month; provided, however, that in each such case if such day on which interest on any Loans is due is not a

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Business Day, interest shall be payable on the next preceding Business Day. Each of the Borrowers, on behalf of its respective Funds, hereby promises to repay the principal amount of each outstanding Loan, together with all accrued and unpaid interest thereon, upon the earliest of (i) 30 days following the date on which such Loan is made, (ii) the date on which such Loan becomes due pursuant to Section II(4) below following the occurrence of an Event of Default with respect to such Fund, or (iii) the Expiration Date. Each of the Borrowers, on behalf of each of its respective Funds, further covenants and agrees to immediately repay (1) the outstanding aggregate principal amount of any Indebtedness for borrowed money of any such Fund at any time (including the then outstanding aggregate principal amount of all Loans to such Fund) to the extent such amount exceeds the Maximum Amount applicable to such Fund at such time, and (2) any amount by which the then outstanding aggregate principal amount of all Loans to any such Fund at any time exceeds the Committed Line Amount, in each case upon the earlier to occur of such Borrower first becoming aware of any such circumstance or demand by the Bank. Each of the Borrowers, on behalf of each of its respective Funds having Loans outstanding at any time, further covenants and agrees that it shall make such repayments of the Loans outstanding to each such Fund at any time to the extent required such that the then outstanding aggregate principal amount of all Loans to all Funds hereunder shall at no time exceed the Committed Line Amount upon the earlier to occur of such Borrower first becoming aware of any such circumstance or demand by the Bank. Loans may be prepaid at the option of the Borrowers without penalty or premium, and any amounts prepaid may be reborrowed. Notwithstanding the foregoing or any other provision of this Agreement, there shall be a period consisting of at least one Business Day during each thirty (30) day period during which this Agreement is in effect when no Loans are outstanding. Each of the Borrowers, on behalf of its respective Funds, promises to make such payments of one or more Loans as are necessary to comply with the foregoing sentence.

(b) All payments by the Borrowers on behalf of their respective Funds hereunder and under any of the other Loan Documents shall be made not later than 3:00 p.m. Boston time on the date due in immediately available United States dollars at the Bank’s office at 100 Huntington Avenue, Tower 1, Floor 4, Boston, Massachusetts or as otherwise directed in writing by the Bank. All such payments by the Borrowers on behalf of their respective Funds hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless a Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon a Borrower with respect to any amount payable by it hereunder or under any of the Loan Documents, such Borrower will pay to the Bank, on the date on which such amount is due and payable hereunder or under the Loan Documents, such additional amount in United States dollars as shall be necessary to enable the Bank to receive the same net amount which the Bank would have received on such due date had no such obligation been imposed upon such Borrower. The applicable Borrower will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Borrower hereunder or under the Loan Documents.

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(c) The Bank and each of the Borrowers acknowledge and agree that the Bank shall look solely to the property of each respective Fund for the enforcement of any claim against such Fund. None of the trustees, officers, employees, agents or shareholders of the Borrower or Fund assumes any personal liability for the obligations entered into by the Borrower, on behalf of the Fund, with respect to the Committed Line. In addition, the principal amount of any Loan, and accrued interest thereon, and any fees, costs, expenses, indemnities or other amounts payable in connection with or relating to any Fund or any Loan pursuant to this Agreement (other than any fees, costs, expenses, indemnities or other amounts payable to the Bank pursuant to the terms hereof not specific or identifiable to any Fund or Funds or any particular Loan), shall be paid or repaid solely from the assets of such Fund (or, in the case of any Fund which is a series of a Borrower, the series to which such Loan is made), and the Bank shall have no right of recourse or offset against the assets of any other Fund or any other series of any Borrower for such amounts. Each Fund shall be severally (and not jointly) liable to the Bank hereunder for fees, costs, expenses, indemnities or other amounts owed to the Bank pursuant to the terms hereof that are not specific or identifiable to any Fund or Funds or any particular Loan in accordance with such Fund’s ratable portion thereof based upon the relative Net Assets of each of the Funds or based upon such other method as the board of directors or trustees of the respective Borrowers shall determine with prior written notice to the Bank.

6. Use of Loan Proceeds. Proceeds of Loans may be used solely for temporary or emergency purposes, including, without limitation, to temporarily finance the redemption of the shares of an investor of a Fund, or to temporarily finance the purchase or sale of securities by a Fund for prompt delivery if the Loan is to be repaid promptly in the ordinary course of business upon completion of such purchase or sale transaction, or for other temporary and emergency purposes in each case consistent with the then current investment objectives and investment restrictions of a Fund; provided that such use of proceeds of each such Loan (a) shall constitute an “Exempted Transaction” as described in section 221.6(f) of Regulation U, (b) shall otherwise constitute an “Exempted Transaction” under, or shall not constitute a “purpose credit” for purposes of, Regulation U, or (c) shall not otherwise cause such Loans to violate the provisions of Regulation U. In the event that the proposed use of proceeds of any Loan to any Fund shall not constitute an “Exempted Transaction” under Regulation U, but shall nonetheless constitute a “purpose credit” for purposes thereof, the Borrower, on behalf of such Fund, at the time of the request for such Loan is made, shall furnish the Bank with an updated statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U. Each Loan shall be made in compliance with, and subject to, the applicable Fund’s Prospectus and Regulation U and no portion of any proceeds of any Loan shall be used directly or indirectly in violation of any provision of any statute, regulation, order or restriction applicable to the Bank, any Borrower or any Fund.

7. Addition of Borrowers and Funds. With the prior written consent of the Bank in its sole discretion and in any event no more than once per calendar quarter, any Borrower may request the addition to the terms of this Agreement of (a) one or more investment companies registered under the Investment Company Act as a Borrower hereunder or (b) any fund series of a Borrower. In no event will any such additional management investment company or fund series be added to the terms of this Agreement if such management investment company or fund series is advised or sub-advised by an affiliate of the Bank. The addition of any such

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management investment company or fund series shall be subject to consent by the Bank in its sole discretion and completion of an appropriate amendment to this Agreement and such other documentation, and the collection of such fees or charges, as the Bank may require, including without limitation current prospectus and related information; corporate, trust or similar existence and authorization documentation; and appropriate legal opinions, in each case with respect to any proposed new Borrower or Fund, as the Bank may require.

8. Commitment Fee. Each of the Borrowers, on behalf of its respective Fund, shall pay to the Bank its ratable portion (calculated in accordance with Section I(5)(c) above) of commitment fee accruing at the rate of 0.10% per annum on the unused portion of the Committed Line Amount. Such commitment fee shall accrue from and including the date hereof to but excluding the Expiration Date. Accrued commitment fees payable by each of the Borrowers, on behalf of its respective Funds, hereunder shall be payable quarterly in arrears on the first Business Day of each April, July, October and January for the immediately preceding calendar quarter and on the Expiration Date or any earlier date upon which the Committed Line hereunder may be terminated (including pursuant to Section II(4) hereof upon the occurrence of an Event of Default). The commitment fee provided for in this paragraph shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

II. General Loan Terms

1. Covenants. Until all obligations of the Borrowers, on behalf of, their respective Funds with respect to the Committed Line have been paid in full and the Committed Line has been terminated, unless otherwise consented to in writing by the Bank, each of the Borrowers hereby covenants and agrees as follows for itself (where applicable) and on behalf of each of its respective Funds, but not as to any other Borrower or Funds:

(a) not at any time permit (i) the aggregate amount of Total Liabilities of any Fund that are Senior Securities Representing Indebtedness to exceed 33 1/3% of the Adjusted Net Assets of such Fund or (ii) the aggregate amount of the Fund’s outstanding Indebtedness to otherwise exceed for the Maximum Amount applicable to such Fund at such time;

(b) not to issue any preferred stock or create, incur, assume, suffer to exist, or guarantee, any Indebtedness other than, to the extent permitted by the relevant Prospectus (i) Indebtedness owing to the Bank; (ii) Indebtedness owing to the Custodian of any Borrower or Fund incurred in connection with such custody relationship; (iii) other Indebtedness existing as of the date of this Agreement and disclosed on Exhibit C hereto; (iv) preferred stock or Indebtedness issued or incurred with the prior written consent of the Bank; (v) other Indebtedness incurred in the ordinary course of any Borrower’s or Fund’s business in connection with portfolio investments and investment techniques permissible under the Investment Company Act (and not for the primary purpose of borrowing money), but only to the extent such Indebtedness is reflected as a liability in the calculation of such Borrower’s or Fund’s Adjusted Net Assets;

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(c) not to create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien, hypothecation, or other charge or encumbrance upon any of its assets or properties, or enter into any agreement preventing it from encumbering any such assets or properties other than, to the extent permitted by the relevant Prospectus (i) those in favor of the Bank or its affiliates or subsidiaries; (ii) those existing on the date hereof and described on Exhibit D hereto; (iii) those in favor of the Custodian of any Borrower or Fund securing Indebtedness permitted by Section II(1)(b)(ii) above; (iv) those for which the Bank has given its prior written consent; (v) those arising in the ordinary course of any Borrower’s or Fund’s business out of or in connection with portfolio investments and investment techniques securing Indebtedness permitted by Section II(1)(b)(v) above; and (vi) liens for taxes, fees, assessments and other governmental charges not yet due and payable and with respect to which reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained;

(d) to (i) duly observe and comply in all material respects with all applicable laws, including, without limitation, the Investment Company Act and any asset coverage and borrowing restrictions and restrictions on Indebtedness and extensions of credit contained therein and applicable to any Borrower or Fund, and applicable securities laws and regulations, in each case except to the extent that any failure to observe or comply could not reasonably be expected to have a Material Adverse Effect; (ii) pay all taxes and governmental charges prior to the time they become delinquent, unless such taxes or charges are being contested in good faith by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained; (iii) maintain in full force and effect all licenses and permits necessary in any material respect for the proper conduct of its business; (iv) maintain its legal existence and its status as an open-end management investment company registered under the Investment Company Act and its status as a regulated investment company under Subchapter M of the Internal Revenue Code; (v) operate in compliance with its agreement and declaration of trust, by-laws and/or other organizational documents, its Prospectus and all applicable investment policies and restrictions and agreements relating thereto; (vi) except for Permitted Mergers, not merge or consolidate with or into any entity or purchase all or substantially all of the assets or stock of any entity or sell or otherwise transfer all or any substantial portion of such Borrower’s or Fund’s assets (other than the sale of portfolio assets in the ordinary course of business as described in its Prospectus); (vii) not permit there to occur a change in the investment adviser from the Investment Adviser without the prior written consent of the Bank; (viii) not permit there to occur a change in the custodian of any Fund’s assets from the Custodian without the prior written consent of the Bank; (ix) not permit any change in the investment objectives or in the fundamental investment policies or restrictions of any Borrower or Fund as described in its Prospectus, in any such case without the prior written consent of the Bank; (x) comply in all material respects with all terms and provisions of all documents evidencing or securing any Indebtedness to or with the Bank; (xi) promptly notify the Bank of any event of default with respect to any Material Indebtedness and of any default under, or termination of, any agreement with the Custodian or with the Investment Adviser and provide to the Bank a copy of any notice or claim of any such default or termination; (xii) promptly notify the Bank of any material litigation or governmental proceeding or investigation commenced or threatened in writing against any Borrower or Fund; (xiii) promptly notify the Bank of the occurrence of any Default or Event of Default hereunder; and (xiv) maintain with

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financially sound and reputable insurance companies insurance in such amounts and covering such risks as is consistent with sound business practice and industry standards;

(e) to permit the Bank or its representatives and agents to visit and inspect the properties of each Borrower and its respective Funds and to make copies or abstracts from such Borrower’s or Fund’s books and records at all such reasonable times and as often as may be reasonably desired;

(f) to pay all reasonable fees, costs and expenses incurred or paid by the Bank, including the Bank’s attorney’s fees and expenses, in connection with the administration of the Committed Line, including without limitation the documentation of amendments, consents, waivers or other modifications to the Committed Line or the Loan Documents, and in connection with the enforcement of the Bank’s rights and remedies in connection with any default, waiver, forbearance, collection or termination under the Loan Documents;

(g) to provide to the Bank: (i) within 60 days after the end of each semi-annual period in each fiscal year, each Borrower’s or Fund’s semi-annual or annual, as the case may be, financial statements, including a statement of assets, liabilities and investments as of the end of each such period in a form that complies with requirements of the United States Securities and Exchange Commission and, in the case of annual statements, audited by Pricewaterhouse Coopers LLP or by another certified public accountant firm reasonably satisfactory to the Bank; (ii) promptly, all proxy materials, reports to shareholders and other information delivered to shareholders of any Borrower or Fund; (iii) promptly, all material reports, documents or other information relating to the financial condition of any Borrower or Fund that are delivered to the United States Securities and Exchange Commission, including in any event, copies of any new Prospectus or registration statement or any material change to any Prospectus or registration statement; (iv) prior to any Loan request and weekly not later than 3:00 p.m. (Boston time) on the last Business Day of each week during which any Loans shall have been outstanding to any Fund (or more frequently as and when requested by the Bank), a certificate in the form attached as Exhibit B showing compliance by each such Fund with the borrowing limitations in Section I(2) above; and (v) such other financial statements and information as to each Borrower, Fund or the Investment Adviser as the Bank may reasonably request from time to time (all financial statements required hereunder to be prepared in accordance with generally accepted accounting principles consistently applied); and

(h) execute and deliver such additional instruments and take such further actions as the Bank may from time to time reasonably request to effect the purpose of the Loan Documents and the Loans.

Notwithstanding anything to the contrary in Section II(1)(g) above, but without in any way limiting the rights of the Bank set forth therein, unless the Bank shall request paper copies of the financial and other information otherwise required to be furnished by the Borrowers to the Bank pursuant to subsections (i) and (ii) of such Section II(1)(g) above, the Borrowers may deliver all such information to the Bank in a printable format by electronic means. The Borrowers may make such electronic delivery by: (i) sending such information as an electronic mail attachment to such electronic mail addresses as shall be designated by the Bank, as

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applicable; or (ii) notifying the Bank by electronic mail (to such electronic mail addresses as shall be designated by the Bank, as applicable) that the documents are available on a website accessible to the Bank and further indicating a website hyperlink directing the user directly to the referenced documents posted thereon; provided that such information shall be made available on or before the dates specified in said subsections (i) and (ii) of such Section II(1)(g) above. Nothing contained in this paragraph shall require the Bank to maintain copies of the financial and other information referred to in this paragraph, and the Bank shall be solely responsible for requesting physical delivery of such information, or maintaining any such information, as applicable. Each of the Borrowers, on behalf of its respective Funds, acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there may be confidentiality and other risks associated with such distribution. In no event shall the Bank or any of its officers, directors, employees, agents, advisors or representatives have any liability to the Borrowers or Funds for damages of any kind, including without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses arising out of the Borrowers’ transmission of communications through the internet.

2. Representations and Warranties. Each of the Borrowers severally (and not jointly) represents and warrants to the Bank, both as to itself (where applicable) and severally (and not jointly) as to each of its respective Funds (but not as to any other Borrower or Fund) that:

(a) each such Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) is registered as an open-end management investment company under the Investment Company Act; (iii) is qualified as a regulated investment company within the meaning of the Internal Revenue Code; (iv) has all requisite power and authority to own its property and conduct its business as is now conducted and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (v) is in compliance with its agreement and declaration of trust, by-laws and/or other organizational documents and applicable laws and regulations, including, without limitation, the Investment Company Act and Federal Reserve Regulations T, U and X; and (vi) has filed all required income tax returns and has paid all taxes due pursuant to such returns, and the charges, accruals and reserves on the books and records of such Borrower or Fund with respect to such taxes and charges are adequate;

(b) the execution, delivery and performance of each of the Loan Documents and the making of any Loan by the Bank to such Borrower, on behalf of its respective Funds, hereunder (i) are, and will be, within such Borrower’s or Fund’s power and authority; (ii) have been authorized by all necessary trust proceedings of such Borrower; (iii) do not, and will not, require the consent of any shareholders or other equity holders of such Borrower or Fund or the approval or consent of, or any notice to or filing with, any governmental authority, other than those which have been received; (iv) will not contravene any provision of, or exceed any limitation contained in, the agreement and declaration of trust, by-laws and/or other organizational documents of such Borrower or Fund or its Prospectus or any judgment, decree or order or any law, rule or regulation applicable to such Borrower or Fund, including, without

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limitation, the Investment Company Act; (v) are, and will be, in compliance with Regulations U and X and the Investment Company Act; (vi) do not and will not constitute a violation of, or a default under any other agreement, order or undertaking binding on such Borrower or Fund; and (vii) do not require the consent or approval of any obligee or holder of any instrument relating to any Indebtedness of the Borrower or the Fund or consent or approval of any other party other than those consents and approvals which have been received;

(c) no portion of any proceeds of any Loan shall be used directly or indirectly in violation of any provision of any statute, regulation, order or restriction applicable to the Bank or such Borrower or Fund, including Regulation U;

(d) each of the Loan Documents has been duly executed and delivered by each Borrower and constitutes the legal, valid, binding and enforceable obligation of each of the Borrowers, on behalf of its respective Funds, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles;

(e) all financial statements of the Funds previously furnished to the Bank by any Borrower or Fund were prepared in accordance with generally accepted accounting principles and present fairly and completely the financial position of such Fund; since the date of the most recent audited financial statements of each Fund furnished to the Bank prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, financial condition or business of any Borrower or any of its respective Funds, other than in the ordinary course of business; and each of the Borrowers has disclosed to the Bank any and all facts which, to the best of such Borrower’s knowledge, after due inquiry, materially and adversely affect or could reasonably be expected to materially and adversely affect, the business, assets, operations or financial condition of such Borrower or any of its respective Funds or the ability of such Borrower or any of its respective Funds to perform its obligations under the Loan Documents;

(f) each of the Borrowers has good and marketable title to all its material properties, assets and rights of every name and nature purportedly owned by it on behalf of its respective Funds, except for encumbrances permitted by Section II(1)(c) above;

(g) there is no litigation, arbitration, proceeding or investigation pending or, to the best of each Borrower’s knowledge, overtly threatened against, such Borrower or any of its respective Funds or the Investment Adviser which could reasonably be expected to result in a Material Adverse Effect, except those described on Exhibit E attached hereto;

(h) the shares of each Borrower and its respective Funds have been registered under the Securities Act of 1933 and are eligible for sale under applicable state and federal securities laws and regulations;

(i) with regard to the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, collectively, as amended and in effect from time to time (“ERISA”), none of the Borrowers or their respective Funds is treated as a single employer with

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any other Person under ERISA, and none has any liability with respect to any benefit arrangement, plan or multi-employer plan subject to ERISA;

(j) none of the Borrowers or their respective Funds is an “Affiliated Person”, as defined in the Investment Company Act, of the Bank;

(k) the Investment Adviser serves as investment adviser to each of the Funds, and the Custodian serves as custodian for the assets of each of the Funds;

(l) each of the Borrowers and its respective Funds has complied with, and is in compliance with, the investment objectives and policies and investment restrictions set forth in its Prospectus; and

(m) none of the requesting or borrowing of the Loans by any Borrower, on behalf of its respective Funds, or the use of the proceeds of any Loans by any Borrower, on behalf of its respective Funds, will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, (a) none of the Borrowers is, and no Borrower will become, a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations and (b) none of the Borrowers is, and no Borrower will engage, in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

The making of each Loan hereunder to any Borrower, on behalf of any Fund, shall be deemed to be a reaffirmation by such Borrower, on behalf of such Fund, as to the representations and warranties contained in this Section II(2) and confirmation that no Default or Event of Default with respect to such Fund has occurred hereunder or will occur after giving effect to the making of such Loan.

3. Default. It will be a default hereunder with respect to any Fund if any of the following events (each, an “Event of Default”) occurs with respect to such Fund, with respect to the applicable Borrower, acting on behalf of such Fund, or, as applicable, with respect to the Investment Adviser:

(a) such Borrower, acting on behalf of such Fund, fails (i) to pay when due any amount of principal of any Loan, whether at maturity, upon acceleration, pursuant to a mandatory repayment or prepayment provision hereof or otherwise, or (ii) to pay within three Business Days of when due any amount of interest on any Loan or any fees or expenses or other amounts payable under any of the Loan Documents; or

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(b) such Borrower or Fund, (i) shall fail to perform any term, covenant or agreement contained in any of Sections II(1)(a)-(c) hereof or in any of Sections II(1)(d)(iv)–(xiii) hereof; or (ii) shall fail to perform any term, covenant or agreement contained in any of the Loan Documents (other than those specified elsewhere in this Section II(3)) or a default or event of default occurs thereunder and, in the case of this clause (ii), such failure or default or event of default shall continue for a period of thirty (30) days; or

(c) any material representation or warranty of such Borrower or Fund made in any of the Loan Documents or as an inducement for the Bank to make any Loan shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

(d) such Borrower, acting on behalf of such Fund (i) fails to pay at maturity, or within any applicable period of grace, any obligations in respect of any Material Indebtedness, or (ii) any event or condition shall occur which results in the acceleration of the maturity of any Material Indebtedness or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Material Indebtedness or any person or entity acting on such holder’s behalf to accelerate the maturity thereof or, in the case of a financial contract, enables (or, with the giving of notice or lapse of time or both, would enable) the non-defaulting party to terminate the contract evidencing such Material Indebtedness; or

(e) such Borrower or Fund or the Investment Adviser (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property; (ii) is generally not paying its debts as such debts become due; (iii) makes a general assignment for the benefit of its creditors; (iv) commences any case or proceeding under the Federal Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors; (v) fails to contest in a timely or appropriate manner, or acquiesces in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors; (vi) takes any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing; (vii) takes any actions under state, federal of other applicable law in order to commence the liquidation of the Borrower or any Fund; or (viii) discontinues its business; or

(f) a proceeding or case shall be commenced against such Borrower or Fund or the Investment Adviser without the application or consent of such party, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets; or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code,

May 24, 2013

against such Borrower or Fund or the Investment Adviser or action under the laws of the jurisdiction of incorporation or organization of such Borrower or Fund or the Investment Adviser similar to any of the foregoing shall be taken with respect to such Borrower or Fund or the Investment Adviser and shall continue unstayed and in effect for any period of 60 days; or

(g) a final judgment or final order for the payment of money is entered against such Borrower or Fund by any court of competent jurisdiction, or an execution or similar process is issued or levied against property of such Borrower or Fund, that in the aggregate exceeds 5% of the value of the Net Assets of such Borrower or Fund and such judgment, order, warrant or process is not within 30 days after entry thereof discharged or stayed pending appeal or is not discharged within 30 days after the expiration of such stay; or

(h) there occurs a change in the business, assets or financial condition of such Borrower or Fund resulting in a Material Adverse Effect (which shall not include a decline in the Net Assets of such Fund resulting from redemptions by shareholders of such Fund or a decline in market value of securities held by such Fund); or

(i) such Borrower or Fund shall challenge the validity or enforceability of any portion of any of the Loan Documents; or

(j) any investment advisory agreement which is in effect on the date hereof relating to such Fund shall terminate, or the Investment Adviser shall cease to serve as the investment adviser for such Fund, or the Custodian shall cease to serve as the custodian of such Fund’s assets, in each instance without the prior written consent of the Bank; or

(k) such Borrower or Fund shall violate, or take any action that would result in a material deviation from, its investment objective or any of its fundamental investment policies or restrictions as in effect from time to time, including those as set forth in its Prospectus.

4. Remedies. Upon the occurrence of an Event of Default described in Section II(3)(e) or (f), immediately and automatically; and upon the occurrence of any other Event of Default at any time thereafter while such Event of Default is continuing, at the Bank’s option and upon the Bank’s declaration:

(a) the Committed Line established hereunder shall terminate with respect to the subject Fund;

(b) the unpaid principal amount of the Loans to the Borrower on behalf of the subject Fund, together with accrued and unpaid interest thereon, all fees, expenses and other Obligations of the subject Fund, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

May 24, 2013

(c) the Bank may exercise any and all rights it has under any of the Loan Documents and proceed to protect and enforce the Bank’s rights by any action at law, in equity or other appropriate proceeding as it relates to the subject Fund.

Each of the Borrowers, on behalf of each of its respective Funds, authorizes the Bank and the Custodian, following the occurrence and during the continuance of an Event of Default with respect to any such Fund to charge and setoff against any deposit account or other account maintained with either the Bank or the Custodian on behalf of such Borrower on behalf of each applicable Fund and apply the proceeds thereof against repayment of any unpaid Obligations of the Borrower on behalf of such Fund, as appropriate. In addition, the Custodian, following the occurrence and during the continuance of an Event of Default with respect to any such Fund, is hereby directed by each Borrower, on behalf of each of its respective Funds, to dispose of such Fund’s assets as selected by the Investment Adviser to the extent necessary to repay all amounts due to the Bank from such Borrower, on behalf of such Fund, to the extent that the Obligations of such Borrower, on behalf of such Fund, have not been paid when due or if any other Event of Default with respect to such Fund has occurred. If the Investment Adviser does not select a sufficient amount of assets to repay all amounts due to the Bank from such Borrower, on behalf of such Fund, within a reasonable time, the Custodian is hereby directed by such Borrower, on behalf of such Fund, upon one day’s prior written notice to such Borrower, on behalf of such Fund, and its Investment Adviser, to dispose of such Fund’s assets to the extent necessary to repay all amounts due to the Bank from such Borrower, on behalf of such Fund. The foregoing shall be deemed to be continuing and irrevocable “proper instructions” to the Custodian for all purposes under the applicable custody agreement between such Borrower, on behalf of such Fund, and the Custodian. The foregoing shall be in addition to any other rights or remedies the Bank and the Custodian may have against such Borrower, on behalf of such Fund, following the occurrence of an Event of Default hereunder.

No right of the Bank shall be exclusive of any other right of the Bank now or hereafter available under the Loan Documents, at law, in equity or otherwise, and no course of dealing or delay by the Bank in exercising any right shall operate as a waiver thereof or otherwise affect any rights or remedies of the Bank.

5. Notices. All notices hereunder shall be in writing and shall be deemed to have been given one Business Day after delivery to an overnight courier or when delivered by hand or by facsimile to the addresses or facsimile numbers given below and in each case such delivery is confirmed to have been made. Notices (a) to the Bank shall be given to State Street Bank and Trust Company, Copley Place Tower, Box 5303, Boston, MA 02206, or via facsimile at (617) 662-8664, or if by overnight courier service, to State Street Bank and Trust Company, 4 Copley Place, 5th Floor, Boston, MA 02116, in any such case to the attention of: James H. Reichert, Vice President, or Mutual Fund Lending Department Head, and (b) to any Borrower or Fund shall be deemed to have been given if given at the address stated at the beginning of this Agreement, or via facsimile at (972) 628-4147 in either case to the attention of: Ethan Powell.

6. Amendments and Waivers. No waivers shall be effective unless in writing. No right of the Bank shall be exclusive of any other right of the Bank now or hereafter available under the Loan Documents, at law, in equity or otherwise; or by statute or any other provision of

May 24, 2013

law; and no course of dealing or delay by the Bank in exercising any right hereunder shall operate as a waiver thereof or otherwise affect any rights or remedies of the Bank. All amendments hereto must be in writing signed by each of the Borrowers, on behalf of its respective Funds, and the Bank.

7. Assignments and Participations. No Borrower or Fund may assign or transfer or participate any of its rights or obligations under any of the Loan Documents without the prior written consent of the Bank. The Bank may assign or transfer its rights and obligations hereunder to any Person which constitutes a “bank” (as such term is used in Section 18(f)(1) of the Investment Company Act) in the reasonable judgment of the Bank with the prior consent of the Borrowers, such consent not to be unreasonably withheld, provided that such consent of the Borrowers shall not be required (i) if the assignee thereof is an Affiliate of the assignor or (ii) following the occurrence of an Event of Default. The Bank may also pledge or participate its rights hereunder to any Federal Reserve Bank or to any other Person without the consent of any Borrower or Fund; provided however, that no such Person taking solely a participation interest in any of the Obligations, without the consent of the Borrowers, shall have any rights with respect to such participation other than the right to vote on changes in interest, fees, line amount, principal payments, maturity or other payment dates, and any advance rates or borrowing limitations described herein.

8. Setoff. Any amounts owing from the Bank to any Borrower on behalf of any Fund, including deposits (general or special, time or demand, provisional or final), may, at any time following the occurrence and during the continuance of an Event of Default with respect to such Fund, be set off and applied against the obligations of such Borrower, on behalf of such Fund, to the Bank.

9. Expenses. Each of the Borrowers severally (and not jointly) agrees, on behalf of each of its respective Funds, to pay on demand all reasonable expenses of the Bank in connection with the preparation, negotiation and closing of this Agreement and the other Loan Documents and all reasonable expenses of the Bank in connection with the amendment, waiver, default or collection of the Obligations of such Fund to the Bank or in connection with the Bank’s exercise or enforcement, following an Event of Default with respect to such Fund, of any of its rights, remedies or options thereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses; and the amount of all such expenses shall, to the extent not paid within thirty (30) days after written demand therefore by the Bank, bear interest at the rate applicable to the Loans (including any default rate) until paid in full. The provisions of this Section II(9) shall survive the repayment of the Obligations and the termination of the Committed Line and this Agreement.

10. Indemnification. Each of the Borrowers severally (and not jointly) agrees, on behalf of each of its respective Funds, (a) to indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement and the Note; and (b) to indemnify and hold harmless the Bank and its directors, officers, employees, agents and Affiliates from and against any and all liabilities, losses, damages, costs, and expenses of any kind, including, without limitation, the

May 24, 2013

reasonable fees and disbursements of counsel, which may be incurred by the Bank in connection with any civil, investigative, administrative or judicial proceeding (whether or not the Bank shall be a designated party thereto) relating to or arising out of this Agreement or any of the other Loan Documents or any actual or proposed use of proceeds of any Loans hereunder, provided that the Bank shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. To the extent permitted by applicable law, none of the Borrowers shall assert, and each of the Borrowers, on behalf of its respective Funds, hereby waives, any claim against the Bank or its directors, officers, employees, agents or Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any Loan or the use of proceeds thereof. The provisions of this Section II(10) shall survive the repayment of the Obligations and the termination of the Committed Line and this Agreement.

11. Waiver of Jury Trial. Except as prohibited by law, neither any of the Borrowers or their respective Funds nor the Bank nor any assignee or successor of any of them, shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon or arising out of any of the Loan Documents. Neither any of the Borrowers or their respective Funds nor the Bank will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THE PROVISIONS HEREOF SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12. Jurisdiction. EACH OF THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW. EACH BORROWER, ON BEHALF OF EACH OF ITS RESPECTIVE FUNDS, AND FUND AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH BORROWER OR FUND BY MAIL AT THE ADDRESS SPECIFIED ABOVE. EACH BORROWER, ON BEHALF OF EACH OF ITS RESPECTIVE FUNDS, HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

13. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original document, but all of which together shall constitute one and the same instrument.

May 24, 2013

14. USA Patriot Act. The Bank hereby notifies each of the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow the Bank to identify the Borrowers in accordance with the Patriot Act.

15. Definitions. Except as otherwise defined herein, all financial terms shall be defined in accordance with generally accepted accounting principles. The following defined terms as used herein shall have the following meanings:

“Adjusted Net Assets” shall mean, as applied to any Fund at any date of determination, an amount equal to (i) the value of the Total Assets of such Fund at such time, minus (ii) Total Liabilities of such Fund that are not Senior Securities Representing Indebtedness minus (iii) the aggregate value of all assets of such Fund consisting of illiquid assets, assets not priced daily by independent pricing sources and assets consisting of shares of registered investment companies (mutual funds) or other pooled investment vehicles (exclusive of publicly traded exchange traded funds). For purposes of calculating the Adjusted Net Assets, (y) the amount of any liability included in Total Liabilities shall be equal to the greater of (i) the outstanding amount of such liability and (ii) the fair market value of all assets pledged or otherwise segregated to secure such liability, and (z) the liability in respect of any derivative or other financial contract shall be equal to the net amount, if any, that the relevant Fund would be obligated to pay to the relevant counterparty thereto if such financial contract and all transactions thereunder terminated at such time in accordance therewith on a complete no-fault basis.

“Affiliate” of a Person shall mean (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, greater than 50% of the outstanding voting securities of such Person, (b) any other Person greater than 50% of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person, or (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings.

“Agreement” shall mean this letter agreement and all appendices, exhibits and schedules attached hereto, as any of the same may be amended, restated, extended, replaced or otherwise modified and in effect from time to time.

“Applicable Rate” shall mean, as of any day, the higher of (a) the Federal Funds Rate as in effect on that day and (b) the LIBOR Rate as in effect on that day.

“Bank” shall have the meaning given to such term in the preamble hereto.

“Borrower” shall have the meaning given to such term in the preamble hereto.

May 24, 2013

“Business Day” shall mean any day excluding Saturday and Sunday and excluding any other day which shall be in Boston, Massachusetts, a legal holiday or a day on which banking institutions are required or authorized by law to close.

“Committed Line” shall have the meaning given to such term in the preamble hereto.

“Committed Line Amount” shall mean $25,000,000.

“Custodian” shall mean State Street Bank and Trust Company, in its capacity as custodian of the assets of each Fund.

“Default” shall mean any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“ERISA” shall have the meaning given to such term in Section II(2)(i) hereof.

“Event of Default” shall have the meaning given to such term in Section II(3) hereof.

“Executive Order” shall have the meaning given to such term in Section II(2)(m) hereof.

“Expiration Date” shall have the meaning given to such term in Section I(1) hereof.

“Federal Funds Rate” shall mean, at the relevant time of reference thereto, the rate that appears on Bloomberg page BTMM, as of 9:30 a.m. (Boston time), as the “Federal Funds Ask Rate”, or if such page is unavailable, any successor or substitute page of such service providing quotations comparable to those currently provided on such page of such service, as determined by the Bank from time to time for purposes of providing quotations, or if such rate is not so published or is otherwise unavailable, the quotation received by the Bank from a federal funds broker of recognized standing as selected by the Bank in its reasonable discretion.

“Foreign Assets Control Regulations” shall have the meaning given to such term in Section II(2)(m) hereof.

“Fund” shall mean each of the respective portfolio series of the Borrowers from time to time listed on Appendix I hereto, severally and not jointly, and if at any time any Borrower party hereto shall not have any portfolio series and shall be a party hereto and borrowing hereunder for itself and not on behalf of any such portfolio series, the term “Fund” shall also mean and refer to such Borrower in such capacity.

“Indebtedness” shall mean, as applied to any Borrower or Fund, (a) all obligations for borrowed money or extensions of credit; (b) all obligations evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations to pay the deferred purchase price of

May 24, 2013

property or services, except trade accounts payable arising in the ordinary course of business; (d) all obligations under any lease which are or should be capitalized in accordance with generally accepted accounting principles; (e) all guarantees, endorsements and other contingent obligations, whether direct or indirect, in respect of Indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor (whether by way of loan, stock purchase, capital contribution or otherwise), to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit or performance or surety bonds, or other similar obligations; (f) all obligations in respect of judgments; (g) all obligations in respect of banker’s acceptances and under reverse repurchase agreements; (h) all obligations in respect of swaps, futures contracts, options, options on futures contracts and other similar portfolio investments and investment techniques, including all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, or with respect to which assets have been segregated, whether or not the liability secured thereby shall have been assumed, including without limitation, any cash or securities held or otherwise pledged as collateral in connection with any such portfolio investments or investment techniques, and (i) all obligations that are Senior Securities Representing Indebtedness of such Person.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, together with all related rules and regulations promulgated thereunder.

“Investment Adviser” shall mean Highland Capital Management Fund Advisors, L.P., a limited partnership organized under the laws of Delaware, or any affiliate thereof that serves as investment adviser to any Fund.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, together with all related rules and regulations promulgated by the United States Securities and Exchange Commission relating thereto.

“LIBOR Rate” shall mean for each day the LIBOR fixing for United States dollars, for a period to maturity of one month, as reported by Bloomberg as the ask rate on the BTMM Page on such day, and if such rate is then unavailable on Bloomberg, then LIBOR Rate shall mean the LIBOR fixing for United States dollars, for a period to maturity of one month as reported by Reuters as the ask or offered rate on the LIBOR01 Page on such day, and if such rate is then unavailable, then LIBOR Rate shall mean the rate of interest per annum quoted by the Bank to leading banks in the London interbank market as the rate at which the Bank is offering United States dollar deposits in an amount equal to $1,000,000 with a maturity of one month.

“Loan” shall have the meaning given to such term in Section I(2) hereof.

“Loan Documents” shall mean this Agreement, the Note and any other documents executed in connection herewith, as any of the same may be amended, restated, extended, renewed, replaced or otherwise modified and in effect from time to time.

May 24, 2013

“Material Adverse Effect” shall mean a material adverse effect on (a) the business condition, financial or otherwise operations, performance or properties of a Borrower or Fund, (b) the rights or remedies of the Bank under the Loan Documents, or (c) the ability of a Borrower or Fund to perform its obligations under the Loan Documents.

“Material Indebtedness” shall mean any Indebtedness of a Borrower, acting on behalf of any of its Funds (other than Indebtedness under the Loan Documents), in an aggregate principal amount equal to five percent (5%) or more of the Net Assets of such Fund.

“Maximum Amount” shall mean, at any time with respect to any Fund, the lesser of (a) 33-1/3% of the Adjusted Net Assets of such Fund at such time, and (b) the maximum amount which such Fund is permitted to borrow (after taking into account all then outstanding Indebtedness) pursuant to its Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders of such Fund, any agreement of the applicable Borrower or such Fund with any foreign, federal, state or local securities division to which such Borrower or such Fund is subject, any other applicable agreement or document to which such Borrower or such Fund is a party or any law, rule or regulation applicable to such Borrower or such Fund.

“Net Assets” shall mean, with respect to any Fund at any time, the value of the Total Assets of such Fund at such time less the Total Liabilities of such Fund at such time.

“Note” shall have the meaning given to such term in Section I(3) hereof.

“Obligations” shall mean, with respect to any Borrower, any and all obligations of such Borrower, on behalf of itself or its applicable Funds, to the Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts or refrain from taking action as well as obligations to pay money.

“Permitted Merger(s)” shall mean (a) the merger or reorganization of one or more Funds with and into any other Fund, or (b) the merger or reorganization of any fund series of any Borrower which is not a Fund hereunder with and into any Fund so long as the Fund is the survivor of such merger or reorganization; provided that, in the case of any such merger or reorganization pursuant to the foregoing clauses (a) or (b), (i) the relevant Borrower shall have provided written notice in reasonable detail to the Bank of its intention to effect such merger or reorganization, together with a revised Appendix I hereto reflecting such merger, at least ten (10) Business Days prior to the effectiveness of such merger, and (b) no Default or Event of Default shall exist or result from such merger or reorganization (including, without limitation, any failure to satisfy the borrowing limitations contained in Section I(2) as a result thereof).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust (or series thereof) or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

May 24, 2013

“Prospectus” shall mean at any time the then current prospectus and statement of additional information of any Borrower or Fund.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended and in effect from time to time.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System of the United States, as amended and in effect from time to time.

“Senior Securities Representing Indebtedness” has the meaning set forth in the first sentence of Section 18(g) of the Investment Company Act.

“Total Assets” shall mean, with respect to any Fund at any time, all assets of such Fund which in accordance with generally accepted accounting principles would be classified as assets on a balance sheet of such Fund at such time; provided, however, that Total Assets shall not include (a) equipment, (b) securities owned by the Fund which are in default (except to the extent that such Fund is required or permitted to attribute a value thereto pursuant to the Investment Company Act and the Prospectus) or determined to be worthless pursuant to any policy of such Fund’s board of trustees, and (c) deferred organizational and offering expenses. For purposes of this definition, the value of any Fund’s assets shall be determined based upon the current market value thereof with reference to daily prices provided by independent pricing sources and otherwise in accordance with the Investment Company Act.

“Total Liabilities” shall mean, with respect to any Fund at any time, the aggregate amount of all items which would be set forth as liabilities on a balance sheet of such Fund at such time in accordance with generally accepted accounting principles.

“Trading with the Enemy Act” shall have the meaning given to such term in Section II(2)(m) hereof.

16. Amended and Restated Agreement. This Agreement amends, restates supercedes and replaces in its entirety the Existing Loan Agreement. As a condition to the effectiveness hereof, the Existing Borrower, on behalf of its Existing Fund, shall have paid to the Bank the aggregate principal amount of all loans, and all accrued and unpaid interest, if any, outstanding under the Existing Loan Agreement through the date hereof.

[Remainder of Page Intentionally Left Blank]

Signature Page

If the foregoing satisfactorily sets forth the terms and conditions of the Committed Line, please execute and return to the undersigned each of the Loan Documents and such other documents and agreements as the Bank may request. We are pleased to provide the Committed Line hereunder and look forward to the ongoing development of our relationship.

Sincerely,

STATE STREET BANK AND TRUST COMPANY, as Bank

By: /s/ James H. Reichert
Name: James H. Reichert
Title: Vice President

Acknowledged and Accepted:

EACH OF THE BORROWERS LISTED ON APPENDIX I HERETO, for itself or on behalf of each of its respective portfolio series listed on Appendix I hereto

By: /s/ Ethan Powell
Name: Ethan Powell
Title: Executive Vice President

Acknowledged:

STATE STREET BANK AND TRUST COMPANY, as Custodian

By: /s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

APPENDIX I

List of Borrowers and Funds

Highland Funds I, on behalf of:

Highland/iBoxx Senior Loan ETF

Highland Long/Short Equity Fund

Highland Long/Short Healthcare Fund

Highland Funds II, on behalf of:

Highland Alpha Trend Strategies Fund

Highland Alternative Income Fund

Highland Dividend Equity Fund

Highland Energy MLP Fund

Highland Fixed Income Fund

Highland Global Allocation Fund

Highland Premier Growth Equity Fund

Highland Small Cap Equity Fund

Highland Tax-Exempt Fund

Highland Total Return Fund

Highland Trend Following Fund

EXHIBIT A

AMENDED AND RESTATED PROMISSORY NOTE

$25,000,000.00	May 24, 2013

For value received, each of the undersigned hereby severally (and not jointly) promises to pay to STATE STREET BANK AND TRUST COMPANY (the “Bank”), or order, at the office of the Bank at 100 Huntington Avenue, Tower 1, Floor 4, Boston, Massachusetts 02116 in immediately available United States dollars, the principal amount of TWENTY-FIVE MILLION DOLLARS ($25,000,000.00), or such lesser original principal amount as shall be outstanding hereunder and not have been prepaid as provided herein, together with interest thereon as provided below. Each Loan shall be payable upon the earliest to occur of (a) 30 calendar days following the date on which such Loan is made, (b) the Expiration Date, or (c) the date on which such Loan otherwise becomes due and payable under the terms of the Loan Agreement referred to below, whether following the occurrence of an Event of Default or otherwise. Interest on the unpaid principal amount outstanding hereunder shall be payable at the rates and at the times as set forth in the Loan Agreement and shall be computed as set forth in the Loan Agreement. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed, including holidays or other days on which the Bank is not open for the conduct of banking business.

All Loans hereunder and all payments on account of principal and interest hereof shall be recorded by the Bank. The entries on the records of the Bank (including any appearing on this Note), absent manifest error, shall govern and control as to amounts outstanding hereunder, provided that the failure by the Bank to make any such entry shall not affect the obligation of the undersigned to make payments of principal and interest on all Loans as provided herein and in the Loan Agreement.

Following the occurrence of a Default or an Event of Default with respect to any Fund, unpaid principal on any Loan to such Fund, and to the extent permitted by applicable law, unpaid interest on any Loan to such Fund, shall thereafter bear interest, compounded monthly and be payable on demand, until paid in full (after as well as before judgment) at a rate per annum equal to two percent (2%) above the rate otherwise applicable to such Loan under the Loan Agreement.

This Note is issued pursuant to, and entitled to the benefits of, and is subject to, the provisions of a certain letter agreement dated May 24, 2013 by and among the undersigned and the Bank (herein, as the same may from time to time be amended, restated, supplemented, modified or extended, referred to as the “Loan Agreement”), but neither this reference to the Loan Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the undersigned makers of this Note to pay the principal of and interest on this Note as herein provided. All terms not otherwise defined herein shall be used as defined in the Loan Agreement.

2

Any of the undersigned may at its option prepay all or any part of the principal of this Note subject to the terms of the Loan Agreement. Amounts prepaid may be reborrowed subject to the terms of the Loan Agreement.

Each of the undersigned makers and every endorser and guarantor hereof hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consents that this Note may be extended from time to time and that no such extension or other indulgence, and no substitution, release or surrender of collateral and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of any of the undersigned or any such endorser or guarantor. No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

This Note shall amend, restate, supersede and replace that certain promissory note dated November 2, 2012 in the original principal amount of $25,000,000 executed by the Existing Borrower in favor of the Bank (the “Existing Note”). Any amounts outstanding under the Existing Note shall be deemed to be outstanding under this Note. This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

WITNESS:	EACH OF THE BORROWERS LISTED ON APPENDIX I HERETO, for itself or on behalf of each of its respective portfolio series listed on Appendix I hereto

By:
Name:
Title:

3

SCHEDULE I TO NOTE DATED MAY 24, 2013

Date of Loan	Amount of Principal	Amount of Principal Paid	Outstanding Balance	Notation Made By

APPENDIX I

List of Borrowers and Funds

Highland Funds I, on behalf of:

Highland/iBoxx Senior Loan ETF

Highland Long/Short Equity Fund

Highland Long/Short Healthcare Fund

Highland Funds II, on behalf of:

Highland Alpha Trend Strategies Fund

Highland Alternative Income Fund

Highland Dividend Equity Fund

Highland Energy MLP Fund

Highland Fixed Income Fund

Highland Global Allocation Fund

Highland Premier Growth Equity Fund

Highland Small Cap Equity Fund

Highland Tax-Exempt Fund

Highland Total Return Fund

Highland Trend Following Fund

EXHIBIT B

ADVANCE/PAYDOWN

REQUEST FORM

DATE:

TO:	STATE STREET BANK AND TRUST COMPANY

ATTN:	LOAN OPERATIONS CUSTOMER SERVICE UNIT telephone 617-662-8574 or 617-662-8575; fax 617-988-6677

FROM:	[BORROWER] on behalf of [FUND]

(Fund # ) (DDA # )

In connection with the letter agreement dated May 24, 2013 and related documents currently in effect with State Street Bank and Trust Company (as amended, collectively, the “Agreement”), please increase/reduce (circle one) the outstanding balance on behalf of the above-indicated Fund by $                    . Any requested Loan should be recorded on the books of the Fund with the Bank and interest payable to the Bank should be recorded at the agreed upon rate.

1.	This request is (check one): Loan Advance Paydown Overnight Rollover

2.

The proceeds of any requested Loan shall be used only to the extent consistent with and not prohibited by the applicable Prospectus, the terms of the Agreement and applicable laws and regulations, including, without limitation, Regulation U, and no Default or Event of Default with respect to the Fund has occurred under the Agreement.

3.	All of the representations and warranties of the undersigned Borrower and Fund set forth in Section II(2) of the Agreement are true and correct on and as of the date hereof.

4.

Each of the Borrower and the Fund is in compliance with all the terms and conditions in the Agreement (including the Maximum Amount and other borrowing limitations thereunder) and will remain in compliance therewith after giving effect to the making of any requested Loan.

5.	The following amounts and statements are true in connection with any requested Loan:

(a) Adjusted Net Assets of the Fund:

(i) Total Assets of the Fund	$
(ii) Total Liabilities (excluding Senior Securities Representing Indebtedness) of the Fund[1]	$

[1]

For purposes of calculating the Adjusted Net Assets, (y) the amount of any liability included in Total Liabilities shall be equal to the greater of (i) the outstanding amount of such liability and (ii) the fair market value of all assets pledged or otherwise segregated to secure such liability, and (z) the liability in respect of any derivative or other financial contract shall be equal to the net amount, if any, that the Fund would be obligated to pay to the relevant counterparty thereto if such financial contract and all transactions thereunder terminated at such time in accordance therewith on a complete no-fault basis.

2

(iii) illiquid assets, assets not priced daily, and investments in registered investment companies or
other pooled investment vehicles		$
(iv) Adjusted Net Assets item (a)(i) less item (a)(iii)		$

(b) 33-1/3% times (a)(iv)		$

(c) (i) Beginning Loan Balance:	$
(ii) Paydown Amount (if any):	$
(iii) Requested Loan (if any)	$
(iv) Requested Loans Balance ((i) minus (ii) or (i) plus (iii)):		$

(d) The aggregate outstanding principal amount of
Indebtedness of the Fund other than the Loans as of the date hereof		$

(e) Total Indebtedness ((c)(iv) plus (d)):		$

6.

The amount set forth in 5(e) above does not exceed the lesser of (a) the amount set forth in 5(b) above, or (b) the maximum amount which the relevant Fund is permitted to borrow (after taking into account all outstanding Indebtedness) pursuant to its Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders of the applicable Borrower or such Fund, any agreement of such Borrower or Fund with any foreign, federal, state or local securities division to which such Borrower or Fund is subject, any other applicable agreement or document to which such Borrower or Fund is a party or any law, rule or regulation applicable to such Borrower or Fund.

7.

The amount set forth in 5(c)(iii) above does not exceed the Committed Line Amount ($25,000,000), and the aggregate principal amount of Loans outstanding to all Borrowers on behalf of all Funds under the Agreement (after giving effect to the amount of any requested Loan) does not exceed the Committed Line Amount ($25,000,000).

8.

The undersigned is a duly authorized officer of the Borrower identified above with authority to execute and deliver this document to the Bank and request the Loan described herein on behalf of the Fund identified above.

                                                                                      [BORROWER], on behalf of [FUND]

By:
Name:
Title
Date:

3

EXHIBIT C

INDEBTEDNESS

None.

EXHIBIT D

ENCUMBRANCES

None.

EXHIBIT E

LITIGATION

None.